THE NATIONAL SECURITY GROUP, INC.
DIRECTOR STOCK COMPENSATION PLAN

ARTICLE I
PURPOSE
The Board of Directors of The National Security Group, Inc. (the "Company") hereby establishes this plan to provide eligible directors equity based compensation as the predominant form of compensation for service on the Board of Directors of the Company for years commencing on January 1, 2012.

ARTICLE II
DEFINITIONS
The following words as used in the Plan shall have the meanings set forth below:

"Annual Meeting" shall mean the annual meeting of the stockholders of the Company at which persons are elected to serve on the Board.

"Board" shall mean the Board of Directors of the Company.

"Cash Compensation" shall mean that portion of the Plan Compensation payable in cash in accordance with this Plan.

"Cash Compensation Account" shall mean the account maintained under Article V. B to reflect the amount of the Cash Compensation to be paid under the Deferred Compensation Plan.

"Committee" shall mean the Compensation Committee of the Board unless the Board shall designate another committee of the Board or the Board acting as a whole to serve as the Committee under this Plan.

"Common Stock" shall mean the common stock of the Company, par value $1.00 per share.

"Company" shall mean The National Security Group, Inc.

"Deferred Compensation Plan" shall mean the Executive Nonqualified Deferred Compensation Plan of the Company dated as of January 1, 2006.

"Election Forms" shall mean the forms prescribed by the Company to make elections as to the form and time of payment of Plan Compensation under Article IV of this Plan.

"Eligible Person" shall mean a person who is elected and is currently serving s a non-employee member of the Board.

"Equity Plan" shall mean The National Security Group, Inc. 2009 Equity Incentive Plan, as amended.

"Fair Market Value" on any date shall mean (i) if the Shares are actively traded on any national securities exchange or reported on NASDAQ on a basis which reports closing prices, the closing sales price of the Shares on the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding day on which it was open; (ii) if the Shares are not traded on a basis which reports closing prices, the average of the closing high bid and low asked prices of the Shares on the over-the-counter market on the day such value is to be determined, or in the absence of such closing bids and asked prices on such day, the closing bid and asked prices on the next preceding day on which there were bid and asked prices; or (iii) if the Shares are not traded on the over-the-counter market, the Fair Market Value of the Shares as determined by the Committee in good faith based on such relevant information as may be available to the Committee, which may include opinions of independent experts, the price at which recent sales have been made, the book value of the Shares, and the Company's current and future earnings.

"Plan" shall mean the Director Stock Compensation Plan as set forth herein and as may be amended from time to time.

"Plan Compensation" shall mean the compensation that the Committee authorizes to be paid to an Eligible Person under Article III of this Plan.

"Shares" shall mean shares of the Common Stock of the Company.

"Stock Compensation" shall mean the portion of the Plan Compensation payable in Shares in accordance with this Plan.

"Stock Compensation Account" shall mean the account maintained under Article V. C. to reflect the amount of the Stock Compensation to be paid under the Deferred Compensation Plan.

ARTICLE III
PLAN COMPENSATION
At the first meeting of the Board of Directors following each Annual Meeting in each successive year beginning in 2013, the Committee will recommend to the Board the amount of Plan Compensation, if any, denominated in dollars to be paid to Eligible Persons for service on the Board in the year ending at the next Annual Meeting. If the Board approves the Committee's recommendation as submitted or with modifications, the amount of compensation approved by the Board shall be paid to each director who is an Eligible Person as Plan Compensation under the terms of this Plan. Notwithstanding the foregoing, the Board may provide for Plan Compensation to the directors who were Eligible Persons at the Annual Meeting held on May 17, 2013, at or after the adoption of this Plan.

ARTICLE IV
ELECTION AS TO FORM AND TIME OF PAYMENT
A.    Form of Payment Election. The Plan Compensation shall be payable as Stock Compensation, except that an Eligible Person may elect to receive up to 50% of his or her Plan Compensation as Cash Compensation. The number of Shares payable as Stock Compensation to each Eligible Person shall be determined by dividing (1) the dollar amount of the Plan Compensation after deducting the amount of Cash Compensation, if any, elected by the Eligible Person by (2) the Fair Market Value of a Share as of the date of the Annual Meeting immediately preceding the award of the Plan Compensation; provided that fractional shares shall be paid as Cash Compensation with the amount to be calculated based on the Fair Market Value on the date of said Annual Meeting. If an Eligible Person fails to make a timely election as to the form of payment, the Plan Compensation shall be payable as Stock Compensation except for any Cash Compensation required to pay for fractional shares.

B.    Current or Deferred Payment Election. Each Eligible Person may elect to receive all of his or her Plan Compensation in any year as either:
(1)    Current compensation in accordance with Article IV below; or
(2)    Deferred compensation in accordance with Article V hereof.

C.    Procedure for Making Elections. Subject to the provisions of Section IV.D. below, each Eligible Person may make a written election for each year that he or she is an Eligible Person as to the form of payment of his or her Plan Compensation under Section IV.A. above and as to the time of payment of his or her Plan Compensation in accordance with Section IV.B. above. Elections will be made on Election Forms that may be obtained from the office of the Chief Financial Officer of the Company. Election Forms must be fully completed, executed and returned to the office of the Chief Financial Officer on or before the applicable deadline under Section IV.D. hereof in order to be effective. If a completed and executed Election Form is not so returned by the applicable deadline, the Eligible Person will be deemed to have elected to continue the election made on the last Election Form submitted by such Eligible Person to the Company, or if the Eligible Person has not made a prior election, such Eligible Person shall be deemed to have elected to receive his or her Plan Compensation in the form of Stock Compensation under Section IV.A. hereof and as current compensation in accordance with Section IV.B.(1) hereof.

D.    Time for Elections. Election Forms must be submitted to the Company prior to the Annual Meeting immediately preceding the award of the Plan Compensation in order to be effective. Notwithstanding the foregoing, if an Eligible Person desires to defer the time of payment of the Plan Compensation under Section IV.B.(2) hereof, the Election Form must be submitted to the Company before January 1 of the calendar year for which the Plan Compensation is to be paid to or accrued for the benefit of the Eligible Person, or in the case of a person who first becomes an Eligible Person during the period commencing on January 1 and ending on the date of the Annual Meeting in the same calendar year, his or her election must be made within thirty (30) days following the date upon which he or she becomes an Eligible Person.

E.    Revocation of Elections. An Eligible Person revokes his or her election as to both form and time of payment of Plan Compensation if he or she makes a new election by submitting a new Election Form to the Company. The new election will be effective for the next Annual Meeting; provided that if the new Election Form makes an election for deferred payment after the deadline therefor, the election to defer payment of the Plan Compensation will not be effective until the Annual Meeting in the calendar year following the election.

ARTICLE V
CURRENT COMPENSATION
Current payments of Plan Compensation will be made within thirty (30) days after the Annual Meeting. Stock Compensation will be paid by delivery to the Eligible Person of a stock certificate for the Shares registered in his or her name or by causing the Company's transfer agent to issue the Shares in the name of the Eligible Person by book entry; provided that Plan Compensation for 2012 that is awarded in 2013 prior to the 2013 Annual Meeting shall be paid within thirty (30) days of the 2013 Annual Meeting.

ARTICLE VI
DEFERRED COMPENSATION
A.    Deferred Compensation Account. If an Eligible Person elects to defer payment of the Plan Compensation, the Company will establish separate accounts for the Cash Compensation and Stock Compensation to be paid to the Eligible Person as Plan Compensation under the Deferred Compensation Plan. The amount of the Cash Compensation and Stock Compensation will be credited to the accounts within thirty days after the Annual Meeting.

B.    Cash Compensation Account. The amount reflected in the Cash Compensation Account shall be payable to the Eligible Person in cash as nonqualified deferred compensation subject to and in accordance with the Deferred Compensation Plan. The balance reflected in the Cash Compensation Account will be eligible to accrue earnings in the same manner as compensation otherwise deferred under the Deferred Compensation Plan and all accrued earnings shall be credited to the Cash Compensation Account.. The funds credited to the Cash Compensation Account, including earnings thereon, shall be paid to the Eligible Person at such times and subject to such terms, as provided for payments of deferred compensation under the Deferred Compensation Plan.

C.    Stock Compensation Account. The Shares credited to the Stock Compensation Account shall be payable to the Eligible Person in Shares as nonqualified deferred compensation subject to and in accordance with the Deferred Compensation Plan. The Shares credited to the Stock Compensation Account shall not be issued to the Eligible Person until the Stock Compensation is due to be paid under the Deferred Compensation Plan. Until the time of payment, the Eligible Person shall have no rights of ownership with respect to the Shares credited to the Stock Compensation Account; provided, however, that the Company shall be required to accrue as a liability to the Eligible Person an amount equal to all dividends and other distributions that would otherwise be payable with respect to the Shares held in the Stock Compensation Account. The amount of the dividends and other distributions accrued on the Shares in the Stock Compensation Account shall be credited to the Cash Compensation Account and shall be held and distributed in accordance with Section VI.B. hereof. The Shares credited to the Stock Compensation Account shall be payable in Shares to the Eligible Person at such times and subject to such terms as provided for payments of deferred compensation under the Deferred Compensation Plan.

ARTICLE VII
SOURCE OF PAYMENT
A.    Liability for Deferred Compensation. The Plan Compensation payable or distributable hereunder as deferred compensation will not be funded nor will Shares be issued and segregated to pay deferred Stock Compensation. The obligation to pay the Plan Compensation on a deferred basis shall be considered a liability of the Company to make benefit payments in the future to Eligible Persons subject to the claims of general unsecured creditors of the Company and shall be payable to the Eligible Person in consideration for the cancellation of such liability (and not for past service). In the event that the Company is involved in a bankruptcy proceeding at any time prior to the payment of the Plan Compensation, the liability of the Company to pay the Plan Compensation shall be subject to adjustment and discharge on the same basis as liabilities to the other general unsecured creditors of the Company. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

B.    Source of Shares. The Shares to be distributed as Stock Compensation will be authorized as stock awards under the Company's 2009 Equity Incentive Plan. The Award Notices for the Stock Compensation payable hereunder shall be this Plan, the written record of the Compensation Committee recommending the Plan Compensation, and the Election Forms of the Eligible Persons who elect Stock Compensation. All Shares to be issued as Stock Compensation shall be issued only from the shares of the Common Stock available for issuance under the Equity Plan. Stock Compensation payable as deferred compensation under the Deferred Compensation Plan will continue to be reserved therefor until payment of the Stock Compensation. Shares reflected in the Stock Compensation Account shall be subject to adjustments to prevent dilution or enlargement of rights resulting from corporate transactions in accordance with Section 13(a) of the Equity Plan, and the Compensation Committee is authorized to make discretionary adjustments to the Stock Compensation Account as permitted under Section 13(b)of the Equity Plan.

ARTICLE VIII
TERMINATION AND AMENDMENT OF PLAN
A.    Termination and Amendment. The Board may at any time terminate the Plan, and may at any time and from time to time and in any respect amend the Plan.

B.    Effect on Deferred Compensation Plan. No termination, amendment or modification of the Plan shall affect adversely the rights of an Eligible Person with respect to payment under the Deferred Compensation Plan, nor shall any Eligible Person be entitled to accelerate the terms and conditions for the payment of deferred compensation by reason of the termination, amendment or modification of this Plan.

ARTICLE IX
RELATIONSHIP TO OTHER COMPENSATION PLANS
The adoption of this Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its subsidiaries; nor shall the adoption of this Plan preclude the Company or any of its subsidiaries from establishing any other form of incentive or other compensation plan for employees, officers, or directors of the Company or any of its subsidiaries.

ARTICLE X
MISCELLANEOUS
A.    Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

B.    Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

C.    Holding Period. Each Eligible Person is required to hold the Shares issued as Stock Compensation for a minimum period of six (6) months from the date of grant of the Plan Compensation. Any stock certificate issued to the director with respect to such Shares may bear a restrictive legend evidencing such restriction and the Company may provide stop transfer instructions to its transfer agent with respect to this restriction.

D.    Spendthrift Provision. An Eligible Person's rights to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Eligible Person or the Eligible Person's beneficiary.

E.    Headings, etc. Headings of Articles and Sections hereof are inserted for convenience and reference; they do not constitute part of the Plan.

F.    Interpretation. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all determinations necessary or advisable for the administration of the Plan. No member of the Committee or the board shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Plan Compensation payable hereunder.

G.    Taxes.     Any amount payable to an Eligible Person under this Plan shall be subject to any applicable federal, state and local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment. If the Company is required to collect and pay withholding taxes upon the payment of Stock Compensation to any Eligible Person, the Eligible Person shall deliver to the Company the required amount for the withholding taxes, or if not so delivered, the Company shall be authorized to pay the withholding taxes first from the Cash Compensation payable to the Eligible Person, and if the Cash Compensation is insufficient therefor, from the Stock Compensation by withholding the number of whole Shares having a Fair Market Value on date of payment that is not less the balance of the required withholding.

H.    Applicable Law. This Plan shall be administered, construed and enforced in accordance with the laws of the State of Delaware.

I.    409A Compliance. It is intended that this Plan, as written and in operation, will be exempt from Code Section 409A; provided, however, that if payments are deemed "nonqualified deferred compensation" under Code Section 409A, then payment will be made within the guidelines of Code Section 409A to the extent possible, and if a Participant is deemed to be a "specified employee" (within the meaning of Code Section 409A) then Shares payable under this Plan shall not be paid until the date that is six months after the date of the Participant's separation from service (within the meaning of Code Section 409A), or the date on which such Participant dies, if earlier.

J.    Conditions. Any Plan compensation under this Plan shall be subject to and conditioned upon (i) the listing of the Shares on NASDAQ; and (ii) the registration of the Shares under the Securities Act of 1933, as amended, and applicable state securities laws.

AMENDMENT NO. 1
TO
THE NATIONAL SECURITY GROUP, INC.
DIRECTOR STOCK COMPENSATION PLAN

The Board of Directors of The National Security Group, Inc. ("Company") by resolution adopted at the meeting held on May 22, 2015, has adopted the following amendment to The National Security Group, Inc. Stock Compensation Plan (the "Plan") in accordance with Section VIII. A. of the Plan. Capitalized terms not specifically defined herein shall have the meanings attributed to them in the Plan.

The Board of Directors of the Company desires to amend the Plan to allow each non-employee director who has satisfied his or her Stock Ownership Target to elect to receive 100% of his or her Plan Compensation as Cash Compensation. The Plan is hereby amended as follows:

1.    Article II of the Plan is hereby amended to define "Stock Ownership Target" by adding the following as an additional definition in Article II:

"Stock Ownership Target" means the number of shares of Common Stock that the Board may from time to time establish as the minimum number of shares of Common Stock that each director of the Company is required to own within a designated period of time. For purposes of this Plan, a director is deemed to own shares of Common Stock if the director is the record owner of the shares or if the shares are held in street name for the account of a director.

2.    Article IV of the Plan is hereby amended to allow a director who has satisfied his or her Stock Ownership Target to elect to receive 100% of his or her Plan Compensation as Cash Compensation by deleting Paragraph IV.A. in its entirety therefrom and by substituting in lieu thereof the following:

A.    Form of Payment Election. The Plan Compensation shall be payable as Stock Compensation, except that an Eligible Person may elect to receive all or part of his or her Plan Compensation as Cash Compensation in accordance with and subject to the following: (i) if at the time of the election the Eligible Person is the owner of the number of shares of Common Stock required to satisfy his or her Stock Ownership Target, the Eligible Person may elect to receive up to 100% of his or her Plan Compensation as Cash Compensation; or (ii) if at the time of the election the Eligible Person is not the owner of the number of shares of Common Stock required to satisfy his or her Stock Ownership Target, the Eligible Person may elect to receive up to 50% of his or her Plan Compensation as Cash Compensation. The number of shares payable as Stock Compensation to each Eligible Person shall be determined by dividing (1) the dollar amount of the Plan Compensation after deducting the amount of Cash Compensation, if any, elected by the Eligible Person by (2) the Fair Market Value of a Share as of the date of the Annual Meeting immediately preceding the award of the Plan Compensation; provided that fractional shares shall be paid as Cash Compensation with the amount to be calculated based on the Fair Market Value on the date of said Annual Meeting. If and Eligible Person fails to make a timely election as to the form of payment, the Plan Compensation shall be payable as Stock Compensation except for any Cash Compensation required to pay for fractional shares.

The effective date of this amendment shall be May 22, 2015. The terms and conditions of the Plan as amended hereby are hereby ratified and confirmed by the Board of Directors of the Company. The Plan as so amended shall continue to be binding and in full force and effect until further amended or terminated in accordance with the terms of the Plan.

/s/ Laura Williams Jordan
Laura Williams Jordan
Secretary